Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

WHEREAS, Calgon Carbon Corporation (“Calgon Carbon”) employed John S. Stanik (“Mr. Stanik”) under an Employment Agreement made as of February 5, 2010 and effective January 1, 2010 (the “Employment Agreement”); and

WHEREAS, Mr. Stanik has elected to voluntarily retire from Calgon Carbon, such retirement to be effective as of July 31, 2012 (“Termination Date”); and

WHEREAS, the terms of the Employment Agreement provide that Mr. Stanik shall receive only his accrued and unpaid salary, previously deferred compensation, and any other vested benefits under generally applicable Calgon Carbon programs, and that Calgon Carbon has no further severance obligations to Mr. Stanik after his Termination Date; and

WHEREAS, in recognition of his service to Calgon Carbon, and for good and valuable consideration, Calgon Carbon and Mr. Stanik desire to enter into this Confidential Separation Agreement and Release (“Separation Agreement”) to resolve any and all matters between them relating to Mr. Stanik’s employment and cessation of that employment.

NOW, THEREFORE, in consideration of the mutual undertakings set forth below, this Separation Agreement will govern Mr. Stanik’s cessation of employment with Calgon Carbon and will resolve, finally and completely, any and all possible claims and disputes between Calgon Carbon and Mr. Stanik arising from his employment and cessation of employment:

1.                                      Except as specifically provided herein, this Separation Agreement will replace and supersede the Employment Agreement, any rights of Mr. Stanik under Restricted Performance Stock Unit Agreement or Stock Option Agreement between Calgon Carbon and Mr. Stanik under the 2008 Equity Incentive Plan or its predecessors (together with any Restricted Stock Agreement as described below, collectively, the “Equity Agreements”), and any other agreements pertaining to Mr. Stanik’s employment by Calgon Carbon, and shall supplement any Restricted Stock Agreement between Calgon Carbon and Mr. Stanik, as provided herein.

2.                                      Calgon Carbon’s employment records will reflect that Mr. Stanik’s employment with Calgon Carbon terminated as of the Termination Date by resignation due to retirement under Section 4(a) of the Employment Agreement.

3.                                      For purposes of this Separation Agreement, the Termination Date and the term “termination,” when used in the context of a condition to, or timing of, payment hereunder that is “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “IRC”), shall be interpreted and applied so as to constitute a “separation from service” as that term is defined in Section 409A of the IRC, including using a date other than July 31, 2012 as the effective date of retirement if necessary solely for this purpose.

4.                                      Mr. Stanik acknowledges that only because he entered into this Separation Agreement, he is entitled to any of the payments provided for in subsections 4(a) through 4(f) below and the Consulting Agreement payments, except for those set forth in Section 4(b).  After timely receipt of a fully signed and dated copy of this Separation Agreement and Consulting Agreement from Mr. Stanik, which cannot be earlier than the Termination Date or later than August 15, 2012, and subject to Mr. Stanik having not revoked this Separation Agreement within the time period provided under Section 21 below, Calgon Carbon shall make the following payments, with respect to which Mr. Stanik is not provided, directly or indirectly, with any election as to the taxable year in which any of the payments will be made.

(a)                                 Health Coverage.

(i)                                     Calgon Carbon shall pay the applicable premium in excess of the employee paid portion for continued health coverage under the Consolidated Omnibus Budget Reconciliation Act, reflected in Section 4980B of the Code, as amended (“COBRA”) (including medical, dental and vision coverage) (“Health Benefits”) for Mr. Stanik and each of his covered dependents as of the day before the Termination Date, in each case for up to 18 months from the Termination Date, as long as his primary residence is within the 48 contiguous United States and he remains eligible for and elects such coverage in accordance with the requirements under the applicable Calgon Carbon health and welfare benefit plans intended to satisfy the continuation requirements under

COBRA.  Such coverage will be the same as that provided to active employees, which may change from time to time, and as to which Mr. Stanik and his dependents will be entitled to make changes to coverage elections on the same basis as active Calgon Carbon employees.  If the period for which Mr. Stanik and/or any covered dependents is entitled to COBRA coverage extends beyond 18 months, the 18-month maximum period for which Calgon Carbon shall make the COBRA premium payments shall be increased to the maximum number of months of eligible COBRA coverage.  The employer paid portion will be reported by Calgon Carbon as taxable income to Mr. Stanik.

(ii)                                  After the expiration of the COBRA period, and for a period, including the COBRA period, extending not longer than a total of 54 months, Calgon Carbon shall reimburse Mr. Stanik for up to $100,000 per year for medical expenses for Mr. Stanik, his spouse, and dependents provided the dependents would have been eligible for continued COBRA coverage if the COBRA period had not expired.  For this purpose, medical expenses include the purchase of individual health coverage, provided that if Mr. Stanik is eligible to purchase such coverage through an exchange, Mr. Stanik may, at his discretion, purchase such coverage through an exchange if available at lower cost and be reimbursed for the full amount of such coverage (subject to the $100,000 per year limitation set forth above) or, if he elects not to purchase such coverage through an exchange, Mr. Stanik’s reimbursement will be limited to the cost of such coverage had it been purchased through an exchange, and provided further, that medical expenses shall be otherwise limited to those expenses that would be an eligible reimbursable expense under the Calgon Carbon flexible spending arrangement without regard to dollar limits imposed by that arrangement.  In order to receive reimbursement under this clause (ii), Mr. Stanik must submit appropriate documentation of payment of such expenses.  Reimbursement will be made not more frequently than calendar quarterly and not less frequently than calendar annually, within 30 days after the end of the quarter or year, provided required documentation is received within 7 days after the quarter or year -end.  In no event will reimbursements be made later than the taxable year that ends after the taxable year in which Mr. Stanik incurs the expense.

These reimbursements will be reported by Calgon Carbon as taxable income to Mr. Stanik.

(iii)                               Notwithstanding the above, Calgon Carbon’s obligations under this Section 4(a) shall cease if Mr. Stanik is eligible for medical coverage through or from another employer (including any company he may own or form or as a result of being a Board member), or if he fails to make timely payment of the applicable premium under clause (i) above.  Mr. Stanik’s death shall not terminate Calgon Carbon’s obligations under this Section 4(a).  In addition, the amount to be reimbursed in one taxable year shall not affect the amount to be reimbursed in any other taxable year and such reimbursement under subsection 4(a)(ii) shall not be subject to liquidation or exchange for any other benefit.

(iv)                              Notwithstanding the foregoing, if Calgon Carbon reasonably determines, based upon a written legal opinion of qualified counsel, that providing any benefits or making any payments under this Section 4(a) would violate applicable law (including, without limit, Section 2716 of the Public Health Service Act), Calgon Carbon shall cease to make such payments to Mr. Stanik.  In such event, Mr. Stanik and Calgon Carbon shall attempt in good faith to agree upon a reasonable substitute benefit and/or payment that would not violate applicable law.

(b)                                 Accrued Base Salary and Accrued and Unused Vacation Pay.

(i)                                     Calgon Carbon shall pay, on the first regularly scheduled payroll date following the Termination Date, Mr. Stanik’s accrued and unpaid base salary.

(ii)                                  Calgon Carbon shall pay, as soon as administratively practical following the Termination Date, but not later than August 31, 2012, Mr. Stanik’s remaining accrued but unpaid vacation, which amounts to $42,700.52, less applicable deductions and required tax withholdings, for 20 days of accrued but unused 2012 vacation and $32,025.39, less applicable deductions and required tax withholdings, for 15 days of prorated 2013 vacation (2.5 days per full month worked in 2012), all as accrued prior to the Termination Date.

(c)                                  Lump Sum Payment.  Calgon Carbon shall pay Mr. Stanik $1,870,000 in a single lump sum less applicable deductions and required tax withholdings.  The lump sum payment will be made on the first business day following the 6-month anniversary of the Termination Date.

(d)                                 Consulting Agreement.  Effective August 1, 2012, Calgon Carbon and Mr. Stanik shall enter into the attached Agreement for Consulting Services (the “Consulting Agreement”), which provides Mr. Stanik with a monthly retainer of $12,500 for up to 24 months for his services as an independent contractor.

(e)                                  Equity Agreements.  The following provisions apply with respect to the Equity Agreements.

(i)                                     Mr. Stanik shall forfeit all 2010, 2011, and 2012 Restricted Performance Stock Units and all unvested 2011 and 2012 Stock Options, without any further action by Calgon Carbon or otherwise.

(ii)                                  Mr. Stanik shall become 100% vested as of the Termination Date, in all otherwise unvested Restricted Stock awards previously granted to him under the Restricted Stock Agreements dated as of March 4, 2010, March 1, 2011, and March 2, 2012, (24,689 shares of Calgon Carbon Corporation common stock in the aggregate) without any further action by Calgon Carbon or otherwise.  By not later than August 31, 2012, Calgon Carbon shall (A) deliver to Mr. Stanik certificate(s) representing the shares of Restricted Stock vested hereunder, (B) remove any prohibition of access by Mr. Stanik to any shares issued in book entry form, and (C) return to Mr. Stanik any stock power he previously delivered to Calgon Carbon in respect of such Restricted Stock.

(iii)                               For purposes of all incentive and non-statutory stock options previously granted to Mr. Stanik that are vested and unexercised as of the date of this Agreement, the termination of Mr. Stanik’s employment shall be deemed a voluntary termination with the consent of Calgon Carbon, for purposes of vested options granted under the 2008 Equity Incentive Plan, and a normal retirement for purposes of vested options granted under any predecessor option plan, such that all vested options shall remain exercisable by Mr. Stanik (a) in the case of vested incentive stock options, for three (3) months following the Termination Date, and (b) in the case of vested non-statutory stock options, for one (1) year following the Termination Date.

(iv)                              For purposes of all stock options exercised by Mr. Stanik within the one year period prior to the Termination Date, the termination of Mr. Stanik’s employment shall be deemed a normal retirement and any forfeiture of option gain provisions of any option plan or agreement shall be inapplicable.

For the avoidance of doubt, Mr. Stanik shall continue to be subject to the clawback provisions set forth in the Calgon Carbon “Recoupment Policy” adopted December 2009 or in any Equity Agreement.

(f)                                   Reimbursements for Tax and Legal Advice.

(i)                                     Calgon Carbon shall reimburse Mr. Stanik for up to $10,000 of expenses for tax advice from his tax advisor relating to entering into this Separation Agreement that are incurred prior to August 1, 2012.

(ii)                                  Calgon Carbon shall reimburse Mr. Stanik for up to $15,000 of expenses for legal advice from his lawyer relating to entering into this Separation Agreement that are incurred prior to August 1, 2012.

Reimbursements under this clause 4(f) shall be made on or before December 31, 2012, but only if Mr. Stanik has provided sufficient documentation of such expenses not later than December 1, 2012, and with such payment to be subject to any applicable deductions and required tax withholding.  No such reimbursement shall be made after December 31, 2012.  Such reimbursements shall not be subject to liquidation or exchange for any other benefit.

5.                                      Accrual of other Calgon Carbon benefits and participation in Calgon Carbon’s 401(k), pension, and all other Calgon Carbon benefit plans will terminate on the Termination Date, except as specifically provided otherwise in this Separation Agreement.  Mr. Stanik understands and agrees that:

(a)                                 except as provided herein, he will receive no shares or other payments or amounts under any Equity Agreement other than to the extent he exercises, and pays for, vested incentive or non-statutory stock options pursuant to their terms as specified in Section 4(e)(iii) hereof;

(b)                                 the vesting of the Restricted Stock under Section 4(e)(ii) is as specifically set forth by the terms of the Release attached as Appendix A, in full and final settlement and release of all possible legal claims by him, including without limitation, claims under the Equity Agreements or related plans; and

(c)                                  in any event, the payments under Section 4 above, except for Section 4(b), and the Consulting Agreement payments, exceed anything to which he is otherwise entitled to receive from Calgon Carbon without regard to this Separation Agreement.

6.                                      Mr. Stanik understands and agrees that neither Calgon Carbon, nor any successor or affiliate of Calgon Carbon, will be obligated in any way to provide him with future employment, compensation, or benefits for any reason, except for 401(k) and other pension plan payments due under the terms of such plans, payments and benefits specified in this Separation Agreement, and the right to COBRA continued health coverage or the right to convert to individual health or other insurance coverage or other benefits to the extent required by law.  Mr. Stanik further agrees not to seek any such employment, re-employment, compensation or benefits from Calgon Carbon or any of its affiliates or successors.

7.                                      Mr. Stanik is solely responsible for all tax liabilities and other consequences beyond the actual withholdings or deductions made by Calgon Carbon from amounts payable under this Separation Agreement.  Calgon Carbon shall have no requirement to pay and shall not pay Mr. Stanik for any tax reason, including, without limit, unanticipated tax liabilities or other tax consequences related to this Separation Agreement, the Consulting Agreement or otherwise.  Mr. Stanik agrees that Calgon Carbon has no such responsibility or obligation, and he indemnifies Calgon Carbon, and holds Calgon Carbon harmless, from any such tax liabilities or other tax consequences.

8.                                      By entering into this Separation Agreement, Calgon Carbon expressly denies any unlawful or unfair conduct.

9.                                      Except as otherwise required by law, including any necessary administrative filings,

(a)                                 neither Mr. Stanik — meaning him or anybody acting on his behalf — nor Calgon Carbon — meaning any director or member of its senior management with actual knowledge of this Separation Agreement and who is acting on Calgon Carbon’s behalf — will engage, directly or indirectly, in any publicity or other action or activity to or with any person or entity that reflects adversely upon Mr. Stanik or his work performance with Calgon Carbon or adversely affects or reflects upon Calgon Carbon, its board, officers, employees, agents, and business, including any successor or affiliate of Calgon Carbon.  Mr. Stanik understands and agrees that this includes, without limit, any conversation or activity that could or would foster conflict, negativism, low morale, or an anti-management posture among Calgon Carbon’s employees and/or the public, as well as any untruthful, defamatory, harassing or disparaging communications about Calgon Carbon, its board, officers, employees, agents, and business, including any successor or affiliate of Calgon Carbon.  This would apply, for instance, to any modification to Calgon Carbon’s strategic plan or management structure.  Mr. Stanik and Calgon Carbon further agree that these obligations will continue, without termination or expiration, despite the termination or expiration of any other obligation in this Separation Agreement.

(b)                                 Mr. Stanik and Calgon Carbon agree to keep confidential and not disclose the terms of this Separation Agreement and the Consulting Agreement to any person, with the exception of attorneys or other individuals consulted by Mr. Stanik and Calgon Carbon to understand the interpretation, application, or legal or financial effect of this Separation Agreement and the Consulting Agreement or to implement any portion of either of them, as long as, as a precondition of receipt of this Separation Agreement or any information contained in it, any such person pledges to strictly maintain such confidentiality.  Notwithstanding the foregoing, Mr. Stanik acknowledges that Calgon Carbon will be required to describe this Separation Agreement in Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission and that this Separation Agreement will be filed as an exhibit to such Current Report.

10.                               Mr. Stanik agrees to continue to fully comply with and be bound by the confidentiality and non-competition and related provisions set forth in the Employment Agreement, the Equity Agreements, and the Consulting Agreement.

11.                               Mr. Stanik agrees to immediately return any and all Calgon Carbon documents or other materials — whether in “hard copy,” electronic or other form — including, without limit, all strategic plans, budgets, pricing, and other financial and business information, customer lists and all other customer information, files, software, policy manuals, office supplies, keys, name tags, and all other Calgon Carbon property and equipment in his possession or under his control, irrespective of whether such information is considered and kept confidential by and for Calgon Carbon.  To the extent Mr. Stanik needs any such documents or other materials to perform consulting services to Calgon Carbon under the attached Consulting Agreement, he will return them when the Consulting Agreement ends.

12.                               Mr. Stanik agrees to cooperate fully with Calgon Carbon in the defense of any claims made by or against Calgon Carbon by, among other things, making himself periodically available to Calgon Carbon and its representatives, at reasonable times and on reasonable notice, consistent with Mr. Stanik’s scheduled professional responsibilities, to discuss and provide assistance concerning such claims to the extent that they relate to services performed by him for Calgon Carbon or its affilates, information known by him, or any alleged act or omission by him.  Mr. Stanik will remain fully supportive of Calgon Carbon in all matters, including litigation matters.  Nothing in this Section, however, will be interpreted to obligate Mr. Stanik to violate the law or any legal obligation.  Mr. Stanik further agrees to cooperate in authorizing and processing any documentation needed by Calgon Carbon for any other business—related matter.  Calgon Carbon will reimburse Mr. Stanik for his reasonable, out-of-pocket expenses associated with such cooperation, including reasonable travel expenses.  All reimbursement payments with respect to expenses incurred within a particular year shall be made within 15 days of receipt from Mr. Stanik of evidence of such expenses, and in any event no later than the end of Mr. Stanik’s taxable year following the taxable year in which the expense was incurred.  The amount of reimbursable expenses incurred in one taxable year of Mr. Stanik shall not affect the amount of reimbursable expenses in any other taxable year and such reimbursement shall not be subject to liquidation or exchange for any other benefit.

13.                               Disputes shall be resolved as follows:

(a)                                 Mr. Stanik and Calgon Carbon waive any right to a court (including jury) proceeding and instead agree to submit any dispute over the application, interpretation, validity, or any other aspect of the Separation Agreement to final and binding and confidential arbitration consistent with the application of the Federal Arbitration Act and the employment of comparable procedural employment-related rules of the American Arbitration Association (“AAA”) before an arbitrator who is a member of the National Academy of Arbitrators (“NAA”) out of an NAA panel of 11 arbitrators to be supplied by the AAA and selected by alternate striking of names by Mr. Stanik first and then Calgon Carbon.  Only true neutrals will be eligible for consideration as arbitrators and under no circumstances will AAA furnish the names of individuals who represent employees, unions, or employers.  Judgment on the award rendered by the arbitrator may be entered in any Pennsylvania court having jurisdiction.  Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; except that, to the extent permitted by law, the arbitrator, in his or her discretion, may award reasonable attorneys’ fees to the prevailing party.  Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be paid by Calgon Carbon.  Arbitration is to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Separation Agreement or relating to Mr. Stanik’s employment; except that either party may seek provisional relief, including without limit, injunctive relief, in any Pennsylvania court of competent jurisdiction.  Seeking any such relief shall not be a waiver of such party’s right to compel arbitration.

(b)                                 Mr. Stanik acknowledges and agrees that Calgon Carbon’s remedies at law for a breach or threatened breach of any of the provisions of Sections 9 through 12 would be inadequate and Calgon Carbon would suffer irreparable damages as a result of such breach or threatened breach.  Accordingly, Mr. Stanik agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Calgon Carbon, without posting any bond, will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable or other remedy which may then be available.

14.                               If an arbitrator or other authority determines that any term, condition, clause, or other provision of this Separation Agreement is void or invalid, he, she or it will have discretion to modify such term, condition, clause, or other provision of this Separation Agreement to make it valid.  Alternatively, if he, she or it declines to make such a modification and rules it invalid, the remaining portions of this Separation Agreement will remain in full force and effect.

15.                               Mr. Stanik and Calgon Carbon understand and agree that the terms and conditions of this Separation Agreement and the Consulting Agreement constitute the full and complete understandings, agreements, and promises of the parties, and that there are no oral or written understandings, agreements, promises or inducements made or offered with respect to the matters covered hereby other than those set forth in this Separation Agreement and the Consulting Agreement.  Any amendment to this Separation Agreement must be in writing and signed by Mr. Stanik and Calgon Carbon to be effective.  This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors, heirs and permitted assigns.

16.                               In exchange for Calgon Carbon’s promises contained in this Separation Agreement, and other good and sufficient consideration, and intending to be legally bound, Mr. Stanik has executed the Release attached and incorporated herein as “Appendix A.”  If, contrary to this Separation Agreement, a lawsuit is filed by or on behalf of Mr. Stanik, or Mr. Stanik otherwise commits a material breach of this Separation Agreement, Calgon Carbon will have the right, without affecting the continued validity and enforceability of this Separation Agreement, and in addition to its other legal and equitable remedies, to discontinue all further payments and benefits due under this Separation Agreement and to seek damages and other redress at law for any and all damages, costs and fees until full and final resolution of the alleged breach.  Mr. Stanik understands and agrees that the consideration outlined in this Separation Agreement, including, without limit, the options, benefits, and payments in Section 4 are provided by Calgon Carbon with the expectation of and in reliance upon Mr. Stanik’s full and final settlement of all possible legal claims, as well as his pledge to fully comply with the terms of this Separation Agreement, specifically including the promises in Sections 9, 10, 11, and 12.

17.                               Nothing in this Separation Agreement will prevent or otherwise hinder Mr. Stanik’s access to the federal Equal Employment Opportunity Commission.  But the Release in Appendix A, as stated, will bar Mr. Stanik from any remedy.

18.                               This Separation Agreement will be governed by Pennsylvania law, without regard to its choice of law provisions and except as preempted by applicable federal law.

19.                               Mr. Stanik acknowledges receipt of Calgon Carbon’s letter outlining possible legal rights under the federal Older Workers Benefit Protection Act (“OWBPA”) and urging him to consult with an attorney, that he has had at least a 21-day opportunity — an opportunity he is free to use in whole or in part — to consider the terms of this Separation Agreement, and that he has agreed to and signed this Separation Agreement voluntarily after such 21-day opportunity.  Attached as “Appendix B” is a true and correct copy of that letter.  Mr. Stanik may not assign any rights or obligations under the Separation Agreement.  Calgon Carbon may assign the Separation Agreement, without Mr. Stanik’s consent, to any of its direct or indirect subsidiaries provided that Calgon Carbon shall provide written notice of such assignment to Mr. Stanik, and provided further that such assignment shall not release Calgon Carbon from any of its obligations hereunder.

20.                               Mr. Stanik and Calgon Carbon swear that they have read this Separation Agreement carefully, understand it fully, and intend to be legally bound by its terms.  Mr. Stanik further swears that he has had a full and fair opportunity to consult with an attorney to help him fully understand and appreciate the interpretation, application, and full legal effect of this Separation Agreement and that he has agreed to and signed this Separation Agreement voluntarily following good faith bargaining over its terms.

21.                               This Separation Agreement will become legally effective and enforceable on the 8th calendar day following Mr. Stanik’s timely execution of this Separation Agreement and delivery to the Calgon Carbon unless, during the 7 days after delivery of this Separation Agreement to Calgon Carbon and before the effective date, Mr. Stanik revoked this Separation Agreement in a writing delivered to Calgon Carbon.

22.                               All notices required or permitted under this Separation Agreement will be in writing and considered delivered when delivered in person or deposited in the United States mail, with postage prepaid and addressed as follows:

To Mr. Stanik:

John S. Stanik
234 E. Edgewood Drive
Pittsburgh, PA 15317

with a copy to (which shall not constitute notice):

Thorp Reed & Armstrong, LLP
One Oxford Centre
301 Grant Street, 14th Floor
Pittsburgh, PA 15219
Attention: Jeffrey J. Conn

To Calgon Carbon:	Richard D. Rose Senior Vice President, General Counsel & Secretary Calgon Carbon Corporation 400 Calgon Carbon Drive Pittsburgh, PA 15205

with a copy to (which shall not constitute notice): Reed Smith LLP 225 Fifth Avenue Pittsburgh, PA 15222 Attention: Dodi Walker Gross

These addresses may be changed by either party by written notice to the other party.

This Separation Agreement is signed on the dates set forth below to be effective as of the 31st day of July, 2012.

/s/ John S. Stanik		Dated: July 31, 2012
John S. Stanik
For Myself, My Heirs, Personal
Representative and Assigns

CALGON CARBON CORPORATION

By:	/s/ Richard D. Rose	Dated: July 31, 2012
Richard D. Rose
Senior Vice President, General Counsel & Secretary

APPENDIX A

RELEASE

I, John S. Stanik, in exchange for the promises contained in the attached Separation Agreement, unconditionally release Calgon Carbon Corporation, its subsidiaries and affiliates, their board officers, directors, employees, shareholders, agents, successors and/or assigns and all Calgon Carbon benefit plans and their administrators, agents, employees, successors and assigns (collectively called “Company”), from any and all claims, issues, or causes of action, known or unknown, arising out of my Company employment and cessation of that employment, including the federal Age Discrimination in Employment Act, Employee Retirement Income Security Act of 1974, Civil Rights Act of 1964, Civil Rights Act of 1991, Rehabilitation Act of 1973, Americans with Disabilities Act, Family and Medical Leave Act of 1993, Older Workers Benefit Protection Act, Equal Pay Act; the Pennsylvania Human Relations Act; federal, state and local wrongful discharge laws; and any and all other federal, state, and/or local employment and other legal claims, such as whistleblower claims and claims for possible attorneys’ fees and costs, and all as amended from time to time.  Notwithstanding the foregoing or anything contained herein to the contrary, this Release does not apply to:  (i) any rights to indemnification or reimbursement from Company pursuant to constituent documents, under applicable Law or by written contract; (ii) rights to benefits under any policy of directors and officers insurance or similar insurance; (iii) any rights to enforce the terms of this Release or the Separation Agreement;  (iv) any rights under the Consulting Agreement; or (v) rights to exercise vested incentive and non-statutory stock options in accordance with their terms as specified in section 4(e) (iii) of the attached Separation Agreement.  To the extent, however, that any entity or person sues on my behalf concerning any possible claim, I agree that this Separation Agreement and Release (“Separation Agreement”) has fully and finally satisfied any and all possible claims, and I agree to waive and otherwise relinquish eligibility for any recovery beyond what I received in this Separation Agreement, even if I participate or otherwise assist in such litigation.

I have read this Release.

I understand this Release.

I execute this Release voluntarily and without coercion.

I understand I have the right to consult with an attorney.

I intend to be legally bound by this Release.

John S. Stanik

SWORN TO and subscribed before me this

day of July, 2012.

Notary Public

My Commission Expires: (Seal)

APPENDIX B

June       , 2012

VIA HAND DELIVERY TO:

Mr. John S. Stanik
234 E. Edgewood Drive
Pittsburgh, PA  15317

RE:                           Your Rights Under The Older Workers Benefit Protection Act /
Age Discrimination and Employment Act

Dear John:

Before you agree to resolve your separation from employment and execute the enclosed Confidential Separation Agreement and Release, we direct your attention to a federal law called the Older Workers Benefit Protection Act (“OWBPA”), a law that amended the Federal Age Discrimination and Employment Act.

Among other rights, you have the right to consult with an attorney prior to executing any agreement which resolves your separation from employment, including, without limit, an agreement in which you release all possible legal claims against Calgon Carbon Corporation and its subsidiaries and affiliates and its benefit plans.

Under OWBPA, for instance, you have at least 21 days after receipt of a proposed separation agreement and release to decide whether to release your possible legal claims against Calgon Carbon Corporation.  Whether you use all or part of the 21-day opportunity is your choice and your choice alone.  The 21-day period starts with the date of this letter and is not extended for any reason, even if changes are made before you sign.  In addition, under OWBPA, you have 7 days following delivery of any such executed agreement to revoke it so that it has no continuing or past legal effects.  Only upon expiration of 7 days following your signing and delivering such agreement would the agreement become effective and otherwise enforceable.

This letter does not contain all of the rights for which you may be eligible under OWBPA.  That is why Calgon Carbon Corporation and I strongly advise you to consult with an attorney.  In that way, you can understand your full legal rights under OWBPA and other laws, you can proceed with a clearer understanding of your rights and responsibilities and Calgon Carbon Corporation’s rights and responsibilities, and together we can reach a fair, equitable, binding resolution in connection with your cessation of employment.

Please note that you have only until           , 2012 to execute the enclosed Confidential Separation Agreement and Release.  We look forward to hearing from you either directly or through your attorney.

Yours very truly,

Richard D. Rose
Senior Vice President, General Counsel and Secretary